Exhibit 23(h)(6)

WAIVER AND REIMBURSEMENT AGREEMENT

Waiver and Reimbursement Agreement (“Agreement”) dated as of the        day of March, 2005 by and between The Commerce Funds (“Commerce”), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended, and Commerce Investment Advisors, Inc. (“CIA”). CIA serves as one of the co-administrators to each portfolio of Commerce pursuant to the Co-Administration Agreement dated as of March     , 2005.

BACKGROUND

The parties to this Agreement wish to provide for an undertaking by CIA to limit fees of each of the portfolios of Commerce set forth on Exhibit A hereto in order to improve the performance of each such portfolio.

AGREEMENT

THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. During the term of this Agreement, CIA shall waive its co-administration fees in the amounts set forth on Exhibit A hereto.

2. CIA acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees that are the subject of this Agreement at any time in the future.

3. The initial term of this Agreement shall expire on October 31, 2005. Thereafter, this Agreement shall automatically be renewed from year to year unless and until either Commerce or CIA shall give notice of its election to terminate this Agreement at least 30 days prior to the then-current term.

4. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMERCE FUNDS

By:
Larry E. Franklin
Vice President

COMMERCE INVESTMENT ADVISORS, INC.

By:
Larry E. Franklin
Vice President